Exhibit 99.1

The Men’s Wearhouse, Inc. News Release
For Immediate Release
MEN’S WEARHOUSE DECLARES QUARTERLY CASH DIVIDEND
HOUSTON — June 27, 2008 — Men’s Wearhouse (NYSE: MW) announced that its Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock, payable on September 26, 2008 to shareholders of record at the close of business on September 16, 2008.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,286 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and the MW Tux (formerly After Hours) stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and MW Tux stores.
For additional information, please visit the company’s website at www.tmw.com.
CONTACT:    Neill Davis, Men’s Wearhouse (281) 776-7000
          Ken Dennard, DRG&E (713) 529-6600
# # #